EXHIBIT 99.1

American River Bankshares Reports Fourth Quarter 2018 Results

SACRAMENTO, Calif., Jan. 24, 2019 (GLOBE NEWSWIRE) -- American River Bankshares (NASDAQ-GS: AMRB) today reported net income of $1,125,000, or $0.19 per diluted share for the fourth quarter of 2018 compared to a net loss of $392,000, or ($0.06) per diluted share for the fourth quarter of 2017.  For the twelve months ended December 31, 2018, net income was $4.9 million or $0.83 per diluted share, compared to $3.2 million or $0.50 per diluted share for the twelve months ended December 31, 2017.

“We are pleased to see the team making progress on our plan,” said David E. Ritchie, Jr., President and CEO of American River Bankshares.  “We believe we have the right people working hard to develop new relationships for the Bank.”  Ritchie continued, “Our net interest income and net interest margin have continued to increase for the third consecutive quarter and our credit quality is solid with just $27,000 in nonaccrual loans and zero loans past due over 30 days.”

Financial Highlights

  Core deposits increased $26.2 million (5.5%) and net loans increased $9.8 million (3.2%) during 2018. During the fourth quarter of 2018, core deposits increased $3.8 million (0.8%) and net loans increased $8.2 million (2.6%).

  The fourth quarter 2018 net interest margin was 3.54%, compared to 3.44% for the third quarter of 2018 and 3.39% for the fourth quarter of 2017.

  Net interest income was $5.5 million in the fourth quarter of 2018, compared to $4.9 million in the fourth quarter of 2017.  For the twelve months ended December 31, 2018, net interest income was $20.6 million, compared to $19.4 million for the twelve months ended December 31, 2017.

  The allowance for loan and lease losses was $4.4 million (1.36% of total loans and leases) at December 31, 2018, compared to $4.5 million (1.43% of total loans and leases) at December 31, 2017.  Nonperforming loans decreased from $1.9 million at December 31, 2017 to $27,000 at December 31, 2018.  The allowance for loan and lease losses was 162.67 times the nonperforming loans and leases at December 31, 2018, compared to 2.37 times at December 31, 2017.

  Shareholders’ equity was $74.7 million at December 31, 2018 compared to $76.9 million at December 31, 2017.  Tangible book value per share was $9.97 at December 31, 2018 compared to $9.88 at December 31, 2017.  Book value per share was $12.75 per share at December 31, 2018 compared to $12.54 per share at December 31, 2017.

  During the fourth quarter of 2018, the Company repurchased 7,840 shares of its common stock at an average price of $15.07, completing the 2018 Stock Repurchase Program.  In 2018, the Company repurchased a total of 306,618 shares at an average price of $15.52 per share.  The Company continued the quarterly cash dividend by paying a $0.05 per share cash dividend on November 14, 2018.

  The Company continues to maintain strong capital ratios.  At December 31, 2018 the Leverage ratio was 8.9% compared to 9.5% at December 31, 2017; the Tier 1 Risk-Based Capital ratio was 16.1% compared to 18.1% at December 31, 2017; and the Total Risk-Based Capital ratio was 17.3% compared to 19.3% at December 31, 2017.

Northern California Economic Update, December 31, 2018.

Each quarter, management at American River Bank prepares an economic report for internal use that analyzes the recent historical rolling quarters within the three primary markets in which the Company does business – Greater Sacramento Area and Sonoma and Amador Counties.  Sources of economic and industry information include: Colliers International, Keegan & Coppin Company, Inc., ycharts/housing, State of California Employment Development Department, US Census, CBRE, Integra Realty Resources, and Sacramento Association of Realtors and Trading Economics.

Commercial real estate and employment data continued to be positive in the markets we serve throughout 2018.

Commercial Real Estate.  In the Greater Sacramento Area, when comparing fourth quarter 2017 to fourth quarter 2016, commercial real estate vacancies improved in all segments.  Office vacancy decreased from 11.6% to 10.8%, retail vacancy decreased from 10.3% to 9.1%, and industrial vacancy decreased from 8.1% to 5.9%.  As of third quarter 2018, Sacramento area vacancy rates for all three segments decreased further to 10.3% for office, 8.8% for retail, and 4.6% for industrial.

In Sonoma County, when comparing fourth quarter 2017 to fourth quarter 2016, commercial real estate vacancies also continued to improve.  Office vacancy decreased from 14.7% to 12.5%, industrial vacancy decreased from 5.8% to 4.6%, and retail vacancy remained flat at 3.8%.   As of third quarter 2018, Sonoma County’s office vacancy decreased further to 12.2%, industrial remained the same at 4.6%, and retail increased slightly to 3.9%.

In all segments (office, retail, and industrial), the Greater Sacramento Area reported positive absorption from September 30, 2016 through September 30, 2018.  Sonoma County and the City of Santa Rosa also reported (when data is available) positive absorption over this same time period for the office and industrial segments (retail data is not available) with the exception of September 2018 in which industrial showed a negative absorption rate of 7,795 SF.

In Greater Sacramento, commercial lease rates have been in a relatively narrow range from September 30, 2016 through September 30, 2018 with lease rates ranging from the following: office: $1.71/SF to $1.89/SF; retail: $1.33/SF to $1.39/SF and industrial: $0.46/SF to $0.57/SF.  Third quarter 2018 lease rates represent the top of the range in all three segments at $1.89 per square foot for office, $1.39 for retail, and $0.57 for industrial.

As a proxy for Sonoma County, the City of Santa Rosa’s gross office lease rates as of year-end 2016 ranged from $1.75/SF to $2.25/SF depending on the quality of the property and industrial rents ranged from $0.85/SF to $0.95/SF with light industrial in certain cases ranging from $1.15/SF to $1.40/SF.   As of year-end 2017, office rental rates ranged from $1.75/SF to $2.35/SF and industrial rates ranged from $.90/SF to $1.10/SF.   There was no retail rental rate data available for Santa Rosa for these time periods or in 2018 year-to-date.

The Amador region has the lowest level of commercial real estate concentration in the Bank.  There is limited supply for commercial real estate in this region and as a result, minimal information is available.

Multi-family.  The multi-family market in the Sacramento area has reflected high occupancy from September 30, 2016 through September 30, 2018.  The highest occupancy rate within this time range was in second quarter 2017 at 97.7%, and the lowest was first quarter 2018 at 96.3%.  As of third quarter 2018, occupancy was at 96.8%.  Monthly lease rates during this period ranged from $1,241 in third quarter 2016 to $1,394 in third quarter 2018.

The trailing 12-month cap rate from June 30, 2016 through June 30, 2018 ranged with minor fluctuation from a low of 5.86% in third quarter 2016 to a high of 6.10% in third quarter 2017.  Since that time, a slight decrease occurred quarter over quarter until the rate reached 5.60% in third quarter 2018.

Employment.  National unemployment, which reached a high of 10.0% at October 31, 2009, has dropped steadily since and has stabilized.  Looking at the past two years; compared to December 2015, national unemployment decreased from 5.0% to 4.7% in December 2016, and to 4.3% in December 2017.  As of November 2018, national unemployment dropped further to 3.7%.

California unemployment was 5.9% at December 31, 2015, and 5.3% at December 31, 2016.  As of December 2017, the rate decreased further to 4.3%, and as of November 2018, the rate was 3.9%.  The number of employed Californians continues to increase.  There were 17.9 million employed at the end of 2015, 18.2 million at the end of 2016, and 18.5 million at the end of 2017.  As of November 2018, the State added another 418,000 jobs bringing the total employed to 18.9 million.

At December 31, 2015, all three of our markets reported lower unemployment rates than at year end 2014.   Unemployment rates at the time were 5.5% and 4.2% for the Sacramento MSA and Santa Rosa-Petaluma MSA, respectively.  When comparing December 31, 2016 to December 31 2017, unemployment rates decreased from 5.0% to 3.8% in the Sacramento MSA and 3.7% to 2.8% in the Santa Rosa-Petaluma MSA.  As of month-end November 2018, the unemployment rate for Sacramento and Santa Rosa-Petaluma MSAs decreased to 3.5% and 2.5% respectively.

Over the same period, Amador County has been higher than the State level in nearly every quarter.  Amador County has however shown improvement reaching 6.2% at December 31, 2015, 5.9% at December 31, 2016, and 4.2% at December 31, 2017.  As of November 2018, the unemployment rate decreased further to 3.6% and is now below the State average.

Job growth was positive in all of our markets during the past two calendar years.  Compared to December 2015, job growth was 1.81%, 1.38% and 4.87% for the Sacramento MSA, Santa Rosa-Petaluma MSA and Amador County, respectively as of December 2016.  Comparing December 2016 to December 2017, job growth was 2.66% for the Sacramento MSA, 2.41% in the Santa Rosa-Petaluma MSA and 2.80% in Amador County.  As of November 2018, job growth in 2018 was 2.30% for Sacramento MSA; Santa Rosa MSA and Amador County continued to see respectable job growth at 2.75% and 2.65% respectively.

Balance Sheet Review

American River Bankshares’ assets totaled $688.1 million at December 31, 2018, compared to $670.0 million at September 30, 2018, and $655.6 million at December 31, 2017.

Net loans totaled $318.5 million at December 31, 2018, an increase of $8.2 million (2.6%) compared to $310.3 million at September 30, 2018 and an increase of $9.8 million (3.2%) from $308.7 million at December 31, 2017.

The loan portfolio at December 31, 2018 included: real estate loans of $278.1 million (87% of the portfolio), commercial loans of $29.7 million (9% of the portfolio) and other loans, which consist mainly of agriculture and consumer loans of $15.1 million (4% of the portfolio).  The real estate loan portfolio at December 31, 2018 includes: owner-occupied commercial real estate loans of $75.4 million (27% of the real estate portfolio), investor commercial real estate loans of $124.5 million (45% of the real estate portfolio), multi-family real estate loans of $56.1 million (20% of the real estate portfolio), construction and land development loans of $5.7 million (2% of the real estate portfolio) and residential real estate loans of $16.4 million (6% of the real estate loan portfolio).

Nonperforming assets (“NPAs”) include nonperforming loans, leases, and other assets and other real estate owned.  Nonperforming loans include all such loans and leases that are either placed on nonaccrual status or are 90 days past due as to principal or interest, but still accrue interest because such loans are well-secured and in the process of collection.  NPAs were $984,000 at December 31, 2018 compared to $1.3 million at September 30, 2018 and $2.9 million at December 31, 2017.  The NPAs to total assets ratio decreased to 0.14% at December 31, 2018 from 0.20% at the end of September 2018 and from 0.44% at December 31, 2017.

At December 31, 2017 and September 30, 2018, the Company had one OREO property totaling $961,000, which was written down to $957,000 in the fourth quarter of 2018 due to an updated appraisal.  There was no OREO valuation allowance recorded at December 31, 2018, September 30, 2018, or December 31, 2017.

Loans measured for impairment were $8.7 million at the end of December 2018, a decrease from $9.3 million at September 30, 2018, and from $13.8 million at the end of December 2017.  Specific reserves of $185,000 were held on the impaired loans at December 31, 2018, compared to $181,000 at September 30, 2018 and $355,000 at December 31, 2017.  There was a provision for loan and lease losses of $125,000 in the fourth quarter and $175,000 in year ended December 31, 2018 compared to $150,000 in the fourth quarter and $450,000 in year ended December 31, 2017.  The Company had net charge-offs of $65,000 in the fourth quarter of 2018 compared to net charge-offs of $223,000 in the fourth quarter of 2017.  For the twelve months ended December 31, 2018, the Company had net charge-offs of $261,000 compared to net charge-offs of $794,000.  The Company maintains the ALLL at a level believed to be adequate for known and inherent risks in the portfolio. The methodology incorporates a variety of risk considerations, both quantitative and qualitative, in establishing an allowance for loan and lease losses that management believes is appropriate at each reporting date.

Investment securities, which excludes $3.9 million in stock of the Federal Home Loan Bank of San Francisco (“FHLB Stock”), totaled $295.2 million at December 31, 2018, an increase of $17.6 million (6.4%) from $277.6 million at September 30, 2018 and increased $32.5 million (12.4%) from $262.7 million at December 31, 2017.  At December 31, 2018, the investment portfolio was comprised of 91% U.S. Government agencies or U.S. Government-sponsored agencies (primarily mortgage-backed securities), 5% obligations of states and political subdivisions, 2% corporate bonds and 2% treasuries.

At December 31, 2018, total deposits increased $14.9 million (2.6%) to $590.7 million, compared to $575.8 million at September 30, 2018 and increased $34.6 million (6.2%) compared to $556.1 million one year ago.  Core deposits increased $3.8 million (0.8%) to $502.6 million at December 31, 2018 from $498.8 million at September 30, 2018 and increased $26.2 million (5.5%) from $476.4 million at December 31, 2017.  The Company considers all deposits except time deposits as core deposits.

At December 31, 2018, noninterest-bearing demand deposits accounted for 36% of total deposits, interest-bearing demand accounts were 12%, savings deposits were 12%, money market balances accounted for 25% and time certificates were 15% of total deposits.  At December 31, 2017, noninterest-bearing demand deposits accounted for 39% of total deposits, interest-bearing demand accounts were 12%, savings deposits were 12%, money market balances accounted for 23% and time certificates were 14% of total deposits.

Shareholders’ equity increased $3 million (4.2%) to $74.7 million at December 31, 2018 compared to $71.7 million at September 30, 2018 and decreased $2.2 million (2.9%) from $76.9 million at December 31, 2017.  The $3.0 million increase in equity from September 30, 2018 was due primarily to an increase in accumulated other comprehensive income related to a decrease in the unrealized loss on securities of $2.2 million and the $1.1 million net income for the quarter.  The $2.2 million decrease in equity from December 31, 2017 was due primarily to a decrease in accumulated other comprehensive income related to an increase in the unrealized loss on securities of $1.5 million and a decrease on common stock of $4.4 million primarily due to the 2018 Share Repurchase Plan. These decreases were partially offset by an increase in Retained Earnings of $3.7 million due to the net income for the year less cash dividends declared.

Net Interest Income

The net interest income during the fourth quarter 2018 increased $662,000 (13.6%) to $5.5 million from $4.9 million during the fourth quarter of 2017 and for the twelve months ended December 31, 2018, net interest income increased $1.3 million (6.7%) to $20.6 million from $19.4 million during the twelve months ended December 31, 2017.  The net interest margin as a percentage of average earning assets was 3.54% in the fourth quarter of 2018, compared to 3.44% in the third quarter of 2018 and 3.39% in the fourth quarter of 2017.  For the twelve months ended December 31, 2018, the net interest margin was 3.41% compared to 3.39% for the twelve months ended December 31, 2017.  Interest income for the fourth quarter of 2018 increased $854,000 (16.6%) to $6.0 million from $5.2 million in the fourth quarter of 2017 and for the twelve months ended December 31, 2018, interest income increased $1.8 million (9.0%) to $22.2 million from $20.4 million for the twelve months ended December 31, 2017. Interest expense for the fourth quarter of 2018 increased $192,000 (66.7%) to $480,000 from $288,000 for the fourth quarter of 2017 and for the twelve months ended December 31, 2018 increased $535,000 (50.4%) to $1.6 million from $1.1 million for the twelve months ended December 31, 2017.

The average tax equivalent yield on earning assets increased from 3.58% in the fourth quarter of 2017 to 3.85% for the fourth quarter of 2018 and for the twelve months ended December 31, 2018 increased to 3.67% from 3.57% for the twelve months ended December 31, 2017.  The increase in yield on earning assets from the fourth quarter of 2017 to the fourth quarter of 2018 and for the twelve months ending on December 31, 2018 from 2017 results from a higher interest rate environment and an increase in investment securities.  The yield on investment securities increased from 2.31% in the fourth quarter of 2017 to 2.89% in the fourth quarter of 2018.  Average investment securities increased from $261.2 million during the fourth quarter of 2017 to $287.0 million during the fourth quarter of 2018.  Yields on investment securities increased from 2.36% in the twelve months of 2017 to 2.66% in the twelve months of 2018.  Average investment balances increased from $261.6 million in the twelve months of 2017 to $282.9 million during the twelve months of 2018.

The average balance of earning assets increased $42.9 million (7.4%) from $581.7 million in the fourth quarter of 2017 to $624.6 million in the fourth quarter of 2018 and for the twelve months ended December 31, 2018, increased $29.3 million (5.0%) to $611.7 million from $582.4 million for the twelve months ended December 31, 2017.

Interest expense for the fourth quarter of 2018 increased $192,000 (66.7%) to $480,000 from $288,000 for the fourth quarter of 2017 and for the twelve months ended December 31, 2018 increased $535,000 (50.4%) to $1.6 million from $1.1 million for the twelve months ended December 31, 2017.  The increase in interest expense is related to an overall higher interest rate environment.  The average cost of funds increased from 0.32% in the fourth quarter of 2017 to 0.49% in the fourth quarter of 2018 and from 0.30% in the twelve months of 2017 to 0.41% in the twelve months of 2018.  Average deposits increased $33.6 million (6.0%) from $558.2 million during the fourth quarter of 2017 to $591.8 million during the fourth quarter of 2018.  Average borrowings remained consistent at $15.5 million during the fourth quarter of 2017 compared to the fourth quarter of 2018 while the cost increased from 1.38% in the fourth quarter of 2017 to 1.69% during the fourth quarter of 2018 and is due to rising borrowing rates.

Noninterest Income and Expense

Noninterest income for the fourth quarter of 2018 was $384,000, an increase of $23,000 (6.4%) from $361,000 in the fourth quarter of 2017 and for the twelve months ended December 31, 2018 was $1.5 million, a decrease of $83,000 (5.2%) compared to $1.6 million for the twelve months ended December 31, 2017.  For the twelve months ended December 31, the decrease in noninterest income was predominately related to a decrease in gain on sale of securities from a gain of $161,000 in 2017 to a gain of $31,000 in 2018.

Noninterest expense increased $390,000 (9.9%) from the fourth quarter of 2017 to the fourth quarter of 2018, from $3.9 million to $4.3 million, and for the twelve months ended December 31, it increased $1.5 million (10.4%) from $14.0 million in 2017 to $15.5 million in 2018.  The predominant variance between the fourth quarters of 2017 and 2018 and the twelve months ended December 31 for each year was the increase in salaries and benefits of $345,000 (13.4%), quarter over quarter, and $1.3 million (14.4%), year over year.  Increased salary and benefit expense relates to the Company’s efforts to increase the number of outbound business development officers.  Over the past twelve months one newly created Chief Lending Officer position and several Relationship Manager positions were added.   Average full time equivalent employees increased from 92.1 in the fourth quarter of 2017 to 99.9 during the fourth quarter of 2018 and from 93.3 in 2017 to 96.8 in 2018.

The fully taxable equivalent efficiency ratio for the fourth quarter of 2018 decreased to 72.6% from 74.0% in the fourth quarter of 2017 and for the twelve months ended December 31, 2018, increased to 69.4% from 65.8% for the twelve months ended December 31, 2017.

Provision for Income Taxes

Federal and state income taxes for the quarter ended December 31, 2018 decreased by $1.2 million (78.0%) from $1.5 million in the fourth quarter of 2017 to $337,000 in the fourth quarter of 2018 and decreased $1.7 million (51.6%) from $3.3 million in 2017 to $1.6 million in 2018.  The lower provision for taxes in 2018 compared to 2017 primarily resulted from the lower federal tax rate effective January 1, 2018 of 21% compared to 34% in prior year.

Earnings Conference Call

The fourth quarter earnings conference call will be held Thursday, January 24, 2019 at 1:30 p.m. Pacific Time (4:30 p.m. Eastern Time).  David E. Ritchie, President and Chief Executive Officer, and Mitchell A. Derenzo, Executive Vice President and Chief Financial Officer, both of American River Bankshares, will lead a live presentation and answer analysts’ questions.   Shareholders, analysts and other interested parties are invited to join the call by dialing (888) 517-2470 and entering the Conference ID 8568901#.  A recording of the call will be available approximately twenty-four hours after the call’s completion on AmericanRiverBank.com.

About American River Bankshares

American River Bankshares [NASDAQ-GS: AMRB] is the parent company of American River Bank, a regional bank serving Northern California since 1983. We give business owners more REACH by offering financial expertise and exceptional service to complement a full suite of banking products and services. Our honest approach, commitment to community and focus on profitability is intended to lead our clients to greater success. For more information, call (800) 544-0545 or visit AmericanRiverBank.com.

Use of Non-GAAP Financial Measures

This news release contains certain non-GAAP (Generally Accepted Accounting Principles) financial measures in addition to results presented in accordance with GAAP.  These measures include tangible book value and taxable equivalent basis.  Management has presented these non-GAAP financial measures in this earnings release because it believes that they provide useful and comparative information to assess trends in the Company’s financial position reflected in the current quarter and year-to-date results and facilitate comparison of our performance with the performance of our peers.

Net Interest Margin and Efficiency Ratio (non-GAAP financial measures)

In accordance with industry standards, certain designated net interest income amounts are presented on a taxable equivalent basis, including the calculation of net interest margin and the efficiency ratio.  The Company believes the presentation of net interest margin on a taxable equivalent basis using a 21% effective tax rate for 2018 and a 34% effective tax rate for 2017 allows for comparability of net interest margin with industry peers by eliminating the effect of the differences in portfolios attributable to the proportion represented by both taxable and tax-exempt loans and investments.  The efficiency ratio is a measure of a banking company’s overhead as a percentage of its revenue.  The Company derives this ratio by dividing total noninterest expense by the sum of the taxable equivalent net interest income and the total noninterest income.

Tangible Equity (non-GAAP financial measures)

Tangible common stockholders' equity (tangible book value) excludes goodwill and other intangible assets.  The Company believes the exclusion of goodwill and other intangible assets to create “tangible equity” facilitates the comparison of results for ongoing business operations.  The Company’s management internally assesses its performance based, in part, on these non-GAAP financial measures.

Adjustments made to reflect certain expenses

During the fourth quarter of 2017, the Company recorded expenses related to a change in leadership as well as higher than historical income tax expense resulting from the Tax Cuts and Jobs Act that was signed into law on December 22, 2017.  Management believes that presenting the net income and earnings per share adjusted for these items provides investors with useful information in understanding the financial performance on a comparative basis.

Forward-Looking Statements

Certain statements contained herein are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties.  Actual results may differ materially from the results in these forward-looking statements.  Factors that might cause such a difference include, among other matters, changes in interest rates, economic conditions, governmental regulation and legislation, credit quality, and competition affecting the Company’s businesses generally; the risk of natural disasters and future catastrophic events including terrorist related incidents; and other factors discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017, and in subsequent reports filed on Form 10-Q and Form 8-K.  The Company does not undertake any obligation to publicly update or revise any of these forward-looking statements, whether to reflect new information, future events or otherwise, except as required by law.

American River Bankshares
Condensed Consolidated Balance Sheets (Unaudited)
(Dollars in thousands)
	December 31,	September 30,	December 31,
ASSETS	2018	2018	2017
Cash and due from banks	$20,987	$24,634	$38,467
Federal funds sold	7,000	10,000	-
Interest-bearing deposits in banks	1,746	1,746	1,746
Investment securities	295,225	277,580	262,700
Loans & leases:
Real estate	278,056	280,172	285,153
Commercial	29,650	24,526	25,377
Other	15,165	10,104	2,863
Deferred loan origination fees and costs, net	37	(148)	(202)
Allowance for loan and lease losses	(4,392)	(4,332)	(4,478)
Loans and leases, net	318,516	310,322	308,713
Bank premises and equipment, net	1,071	1,072	1,158
Goodwill and intangible assets	16,321	16,321	16,321
Investment in Federal Home Loan Bank Stock	3,932	3,932	3,932
Other real estate owned, net	957	961	961
Accrued interest receivable and other assets	22,337	23,426	21,624
	$688,092	$669,994	$655,622

LIABILITIES & SHAREHOLDERS’ EQUITY
Noninterest-bearing deposits	$214,745	$209,322	$215,528
Interest checking	69,489	64,682	64,709
Money market	145,831	150,050	130,032
Savings	72,522	74,765	66,130
Time deposits	88,087	77,001	79,681
Total deposits	590,674	575,820	556,080
Short-term borrowings	5,000	6,500	3,500
Long-term borrowings	10,500	9,000	12,000
Accrued interest and other liabilities	7,197	6,939	7,121
Total liabilities	613,371	598,259	578,701

SHAREHOLDERS' EQUITY
Common stock	$30,103	$30,165	$34,463
Retained earnings	46,494	45,660	42,779
Accumulated other comprehensive (loss) income	(1,876)	(4,090)	(321)
Total shareholders' equity	74,721	71,735	76,921
	$688,092	$669,994	$655,622

Ratios:
Nonperforming loans and leases to total loans and leases	0.01%	0.12%	0.60%
Net chargeoffs to average loans and leases (annualized
at September 30, 2018)	0.08%	0.28%	0.25%
Allowance for loan and lease losses to total loans and leases	1.36%	1.38%	1.43%

American River Bank Capital Ratios:
Leverage Capital Ratio	9.01%	9.05%	9.32%
Common Equity Tier 1 Risk-Based Capital	16.23%	16.62%	17.71%
Tier 1 Risk-Based Capital Ratio	16.23%	16.62%	17.71%
Total Risk-Based Capital Ratio	17.41%	17.87%	18.96%

American River Bankshares Capital Ratios:
Leverage Capital Ratio	8.94%	9.00%	9.45%
Tier 1 Risk-Based Capital Ratio	16.11%	16.65%	18.08%
Total Risk-Based Capital Ratio	17.29%	17.90%	19.34%

Nonperforming loans	27	376	1,892
Nonperforming assets	984	1,337	2,853

American River Bankshares
Condensed Consolidated Statements of Income (Unaudited)
(Dollars in thousands, except per share data)
	Fourth	Fourth		For the Twelve Months
	Quarter	Quarter	%	Ended December 31,		%
	2018	2017	Change	2018	2017	Change
Interest income	$6,012	$5,158	16.6%	$22,242	$20,414	9.0%
Interest expense	480	288	66.7%	1,596	1,061	50.4%
Net interest income	5,532	4,870	13.6%	20,646	19,353	6.7%
Provision for loan and lease losses	125	150	(16.7)%	175	450	(61.1)%
Noninterest income:
Service charges on deposit accounts	124	117	6.0%	476	465	2.4%
Gain on sale of securities	12	-	-%	31	161	(80.7)%
Other noninterest income	248	244	1.6%	1,006	970	3.7%
Total noninterest income	384	361	6.4%	1,513	1,596	(5.2)%
Noninterest expense:
Salaries and employee benefits	2,929	2,584	13.4%	10,203	8,920	14.4%
Occupancy	259	260	(0.4)%	1,050	1,053	(0.3)%
Furniture and equipment	138	147	(6.1)%	553	586	(5.6)%
Federal Deposit Insurance Corporation assessments	44	50	(12.0)%	202	206	(1.9)%
Expenses related to other real estate owned	8	8	-%	20	44	(54.5)%
Other expense	951	890	6.9%	3,482	3,240	7.5%
Total noninterest expense	4,329	3,939	9.9%	15,510	14,049	10.4%
Income before provision for income taxes	1,462	1,142	28.0%	6,474	6,450	0.4%
Provision for income taxes	337	1,534	(78.0)%	1,574	3,252	(51.6)%
Net income (loss)	$1,125	$(392)	---%	$4,900	$3,198	53.2%

Basic earnings (loss) per share	$0.19	$-0.06	---%	$0.83	$0.50	66.0%
Diluted earnings (loss) per share	$0.19	$-0.06	---%	$0.83	$0.50	66.0%

Net interest margin as a percentage of
average earning assets	3.54%	3.39%		3.41%	3.39%

Average diluted shares outstanding	5,858,615	6,253,475		5,908,660	6,427,123

Operating Ratios:
Return on average assets	0.65%	-0.24%		0.72%	0.49%
Return on average equity	6.22%	-1.95%		6.77%	3.91%
Return on average tangible equity	8.05%	-2.45%		8.74%	4.88%
Efficiency ratio (fully taxable equivalent)	72.59%	73.99%		69.35%	65.84%

American River Bankshares
Condensed Consolidated Statements of Income (Unaudited)
(Dollars in thousands, except per share data)
	Fourth	Third	Second	First	Fourth
	Quarter	Quarter	Quarter	Quarter	Quarter
	2018	2018	2018	2018	2017
Interest income	$6,012	$5,666	$5,498	$5,066	$5,158
Interest expense	480	409	378	329	288
Net interest income	5,532	5,257	5,120	4,737	4,870
Provision for loan and lease losses	125	50	-	-	150
Noninterest income:
Service charges on deposit accounts	124	119	116	117	117
Gain on sale of securities	12	8	10	1	-
Other noninterest income	248	250	254	254	244
Total noninterest income	384	377	380	372	361
Noninterest expense:
Salaries and employee benefits	2,929	2,551	2,517	2,206	2,584
Occupancy	259	267	262	262	260
Furniture and equipment	138	141	136	138	147
Federal Deposit Insurance Corporation assessments	44	52	53	53	50
Expenses related to other real estate owned	8	10	(3)	5	8
Other expense	951	982	863	686	890
Total noninterest expense	4,329	4,003	3,828	3,350	3,939
Income before provision for income taxes	1,462	1,581	1,672	1,759	1,142
Provision for income taxes	337	428	403	406	1,534
Net (loss) income	$1,125	$1,153	$1,269	$1,353	$(392)

Basic (loss) earnings per share	$0.19	$0.20	$0.22	$0.23	$-0.06
Diluted (loss) earnings per share	$0.19	$0.20	$0.22	$0.22	$-0.06

Net interest margin as a percentage of
average earning assets	3.54%	3.44%	3.36%	3.29%	3.39%

Average diluted shares outstanding	5,858,615	5,864,827	5,882,914	6,032,787	6,253,475
Shares outstanding-end of period	5,858,428	5,864,802	5,864,802	5,882,214	6,132,362

Operating Ratios (annualized):
Return on average assets	0.65%	0.68%	0.75%	0.80%	-0.24%
Return on average equity	6.22%	6.37%	7.09%	7.39%	-1.95%
Return on average tangible equity	8.05%	8.24%	9.18%	9.47%	-2.45%
Efficiency ratio (fully taxable equivalent)	72.59%	70.49%	68.91%	64.81%	73.99%

Reconciliation of Non-GAAP Financial Measures (Unaudited)

The following table sets forth a reconciliation of adjusted net income and diluted earnings per share excluding the impact of the Tax Act and expenses related to the leadership change for each of the dates indicated:

	Fourth	Third	Second	First	Fourth
	Quarter	Quarter	Quarter	Quarter	Quarter
	2018	2017	2017	2017	2016
Reported net income (loss)	$1,125	$1,153	$1,269	$1,353	$(392)
Impact of Tax Act	-	-	-	-	1,220
Expense related to leadership change	-	-	-	-	676
Tax effect on leadership expenses	-	-	-	-	304
Adjusted net income	$1,125	$1,153	$1,269	$1,353	$1,200

Reported diluted earnings (loss) per share	$0.19	$0.20	$0.22	$0.22	$-0.06
Adjusted diluted earnings per share	$0.19	$0.20	$0.22	$0.22	$0.19

American River Bankshares
Analysis of Net Interest Margin on Earning Assets
(Taxable Equivalent Basis)
(Dollars in thousands)
Three months ended December 31,	2018			2017
ASSETS	Avg Balance	Interest	Avg Yield	Avg Balance	Interest	Avg Yield
Taxable loans and leases	$305,939	$3,708	4.81%	$304,987	$3,563	4.63%
Tax-exempt loans and leases	15,522	174	4.45%	14,073	164	4.62%
Taxable investment securities	272,348	1,971	2.87%	238,402	1,309	2.18%
Tax-exempt investment securities	14,696	117	3.16%	22,764	211	3.68%
Corporate stock	-	-	-	52	-	-
Federal funds sold	14,380	80	2.21%	-	-	-
Interest-bearing deposits in banks	1,746	10	2.27%	1,405	4	1.13%
Total earning assets	624,631	6,060	3.85%	581,683	5,251	3.58%
Cash & due from banks	25,543			45,797
Other assets	40,437			38,401
Allowance for loan & lease losses	(4,321)			(4,632)
	$686,290			$661,249

LIABILITIES & SHAREHOLDERS’ EQUITY
Interest checking and money market	$219,580	$76	0.14%	$196,381	$35	0.07%
Savings	74,582	7	0.04%	67,278	6	0.04%
Time deposits	81,382	331	1.61%	80,080	193	0.96%
Other borrowings	15,500	66	1.69%	15,500	54	1.38%
Total interest bearing liabilities	391,044	480	0.49%	359,239	288	0.32%
Noninterest bearing demand deposits	216,265			214,473
Other liabilities	7,198			7,653
Total liabilities	614,507			581,365
Shareholders' equity	71,783			79,884
	$686,290			$661,249
Net interest income & margin		$5,580	3.54%		$4,963	3.39%

Twelve months ended December 31,	2018			2017
ASSETS	Avg Balance	Interest	Avg Yield	Avg Balance	Interest	Avg Yield
Taxable loans and leases	$294,114	$13,924	4.73%	$305,345	$13,947	4.57%
Tax-exempt loans and leases	14,251	632	4.43%	14,286	667	4.67%
Taxable investment securities	264,247	6,901	2.61%	238,710	5,287	2.21%
Tax-exempt investment securities	18,651	611	3.28%	22,789	874	3.84%
Corporate stock	-	-	-	55	16	29.09%
Federal funds sold	18,688	348	1.86%	-	-	-
Interest-bearing deposits in banks	1,745	33	1.89%	1,258	13	1.03%
Total earning assets	611,696	22,449	3.67%	582,443	20,804	3.57%
Cash & due from banks	34,535			35,876
Other assets	39,822			39,201
Allowance for loan & lease losses	(4,423)			(4,800)
	$681,630			$652,720

LIABILITIES & SHAREHOLDERS’ EQUITY
Interest checking and money market	$219,742	$272	0.12%	$197,298	$139	0.07%
Savings	71,742	26	0.04%	64,880	22	0.03%
Time deposits	79,422	1,061	1.34%	81,056	694	0.86%
Other borrowings	15,533	237	1.53%	15,522	206	1.33%
Total interest bearing liabilities	386,439	1,596	0.41%	358,756	1,061	0.30%
Noninterest bearing demand deposits	215,721			204,565
Other liabilities	7,062			7,583
Total liabilities	609,222			570,904
Shareholders' equity	72,408			81,816
	$681,630			$652,720
Net interest income & margin		$20,853	3.41%		$19,743	3.39%

Investor Contact:
Mitchell A. Derenzo
Executive Vice President and
Chief Financial Officer
American River Bankshares
916-231-6723

Media Contact:
Erica Dias
Vice President, Marketing
American River Bankshares
916-231-6717